[LETTERHEAD OF SIX RIVERS NATIONAL BANK]
                                 402 "F" STREET
                            EUREKA, CALIFORNIA 95501


March 7, 2000


Dear Shareholder:

As required by national banking laws and regulations, we direct your attention to the notice on the reverse side of this letter which we recently published in our local newspaper to announce our upcoming special shareholders' meeting to vote on our proposed merger with North Valley Bancorp.

A Joint Proxy Statement/Prospectus, dated February 7, 2000, was mailed to you on or about February 11, 2000. We encourage you to thoroughly review the merger proposal contained in the Joint Proxy Statement/Prospectus. Your Board of Directors unanimously believes that it is in the best interests of shareholders and the communities we serve and recommends a vote in favor of the merger. Please pay particular attention to the section starting on page 33 entitled:
"Reasons for the Merger Agreement and Merger; Recommendations of the Boards of Directors."

The meeting is scheduled for March 28, 2000 at 10:00 a.m. at the Bank's main office. Whether or not you plan to attend the meeting, we strongly urge you to vote by mail. Please vote "FOR" the merger on the proxy enclosed with the Joint Proxy Statement/Prospectus and return it in the postage-paid envelope included with those materials. Failure to vote or abstaining from the vote is the equivalent of voting "AGAINST" the merger.

If you have any questions, you are welcome to call either of us at the telephone numbers listed below. Thank you very much for your continued support.

Sincerely,




/s/ WILLIAM T. KAY                          /s/ MICHAEL W. MARTINEZ
------------------------------              ------------------------------------
William T. Kay                              Michael W. Martinez
Chairman of the Board                       President & Chief Executive Officer
(707) 822-2971                              (707) 443-8400

             NOTICE OF SHAREHOLDERS' MEETING TO VOTE ON COMBINATION

                            SIX RIVERS NATIONAL BANK

                              Shareholders' Meeting
                              ---------------------

Notice is hereby given that, pursuant to call of its directors, a special meeting of the shareholders of SIX RIVERS NATIONAL BANK will be held at its main office at 402 "F" Street in the city of Eureka, state of California, on Tuesday, March 28, 2000, at 10:00 a.m., to consider and determine by vote a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of October 3, 1999, as amended, among North Valley Bancorp, SIX RIVERS NATIONAL BANK and NVB Interim National Bank and whether an agreement to merge the bank and NVB Interim National Bank, located in the city of Eureka, state of California, under the provisions of the laws of the United States, and the transactions contemplated by the plan of reorganization, including the resulting issuance of shares of North Valley Bancorp common stock in connection with the merger of Six Rivers National Bank into NVB Interim National Bank, shall be ratified and confirmed, and to vote upon any other matters incidental to the proposed merger of the two institutions. A copy of the agreement, approved by a majority of the directors of each of the two institutions, providing for the merger, is on file at the institution and may be inspected during business hours.



/s/ Michael W. Martinez
----------------------------
President or Cashier